Exhibit 10.2

NETWORK ENGINES, INC.

25 Dan Road

Canton, MA 02021-2817

November 22, 2005

Confidential

Mr. Gregory A. Shortell

Dear Gregory:

On behalf of the Board of Directors of Network Engines, Inc. (the “Company”), I am very pleased to offer you the position of Chief Executive Officer and President of the Company.  This letter will memorialize our mutual understanding of the terms of your employment and, upon acceptance of these terms as evidenced by your signature below, the Company will work to draft an employment agreement to reflect these terms.

Although we have discussed these terms previously, I wanted to highlight them here for your clarification and agreement:

Title – You will become the Chief Executive Officer and President of the Company and will report directly to the Board of Directors.  You will also be appointed as a Director of the Company for a period of approximately three years, in accordance with the Company’s by-laws and current staggered board terms.

Salary – Your beginning salary will be $350,000 on an annualized basis.  This amount will be reviewed periodically but not less than once a year by the Board’s compensation committee.

Bonus – Your target bonus for the first year of employment will be $175,000.  Your actual final bonus awarded will be directly tied to the achievement of overall company objectives as well as individual performance metrics, as determined by the compensation committee.  The compensation committee will review these performance results with you after the final results of each fiscal quarter are known and will make all final senior staff bonus determinations.  However, despite Company performance in the first year of your employment, you will be awarded not less than 50% of your target bonus for that year.

Moving Expenses – The Company will reimburse your actual out of pocket expenses directly related to moving activities, including travel expenses to the Boston area related to your housing search, subject to receipt of written documentation evidencing such expenses.  We expect that these expenses will not exceed $100,000.  In addition, the Company will reimburse the costs of your temporary housing in the Boston area prior to your permanent move.  We would expect that such accommodations will last no more than 8 weeks.

Stock Options – You will be awarded stock options to purchase 1,451,782 shares of common stock of the Company.  These options will be exercisable at the closing price of the Company’s stock on the first day of your employment.  The options will be subject to the Company’s normal vesting program, which provides for 25% of the shares awarded to be vested on your first anniversary of employment and the balance of the award to be equally vested over the subsequent 12 quarters of your employment.  Your stock options will be subject to acceleration of vesting, in accordance with the Company’s existing stock option plan provisions, in connection with an Acquisition Event (as defined) involving the Company.

Severance – In the event you are asked to resign from the Company for reasons other than “cause” (as typically defined in such agreements), you will be entitled to six months of salary (without bonus) payable in due course over the subsequent six months from the date of termination, in accordance with Company payroll practices.

Additional Purchase Share Option – In the event you decide that you would like to purchase shares of the Company’s common stock, you may purchase up to $1 M worth of “restricted shares” at the closing price of the Company’s common stock on the trading day just prior to your date of purchase of the shares.  Such shares will be restricted from resale for a period of one year from the date of purchase, but will otherwise be registered for resale, subject to applicable Company trading policies.  Any such purchase must be in compliance with applicable Nasdaq rules and securities laws.

Gregory, I believe this covers all the conditions of your employment that we have discussed.  If you are in agreement and accept these conditions, please sign this document below.

Welcome aboard.

Sincerely,

/s/ Robert M. Wadsworth

Robert M. Wadsworth
Director on Behalf of the Board of Directors
Network Engines, Inc.

Accepted by

/s/ Gregory A. Shortell
Gregory A. Shortell